Exhibit 10(h)

CONFIDENTIAL

AGREEMENT FOR THE SALE AND PURCHASE OF

UCB’S FOOD DIAGNOSTIC BUSINESS

BETWEEN	UCB S.A., acting in its own name and on behalf of its Affiliate, UCB PHARMA S.A. (SPAIN), and having its registered office at Allée de la Recherche 60 in 1070 Brussels, Belgium,

(collectively, the “SELLER”)

AND	NEOGEN CORPORATION, having its registered office at 620 Lesher Place, Lansing, MI 48912, USA

(hereinafter the “BUYER”)

(individually a “Party”, collectively the “Parties”)

WITNESSETH

WHEREAS the SELLER carry on the FD Business (as defined hereinafter) and own the assets relevant to the FD Business.

WHEREAS, the SELLER owns or is otherwise able to procure the transfer of the assets necessary to carry on the FD Business.

WHEREAS, the SELLER has agreed to sell and the BUYER has agreed to purchase the FD Business (by way of acquisition the Business Assets and the assumption of the Business Liabilities) as a going concern on and subject to the terms and conditions of this Agreement.

WHEREAS, the SELLER and BUYER have agreed to provide warranties, covenants, indemnities and undertakings on and subject to the terms and conditions set out in this Agreement.

NOW, THEREFORE, the BUYER and the SELLER hereby agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meaning:

“Affiliate”

means with respect to any Party (i) any company, partnership or body corporate at least fifty percent (50%) of whose issued and voting capital is owned or controlled, directly or indirectly, by the said person, or (ii) any company, partnership or body corporate which owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of the said person, or (iii) any company, partnership or body corporate owned or controlled, directly or indirectly, to the extent of fifty percent (50%) or more of the issued and voting capital, by any of the foregoing.

“Agreed Form”

means a form agreed between the Parties for the purposes of this Agreement and signed or initialled for identification purposes by them or on their behalf.

“Agreement”

means this agreement including the Schedules which are incorporated by reference.

“Ancillary Agreements”

means the Consultancy and Transitional Services agreements in Agreed Form attached in Schedule 1.

“Accounts Receivables”

means the trade receivables by or owing to the SELLER related to the FD Business as defined in the Audited Accounts as of the Base Date and as further defined in Schedule 20 or as of the Closing Date, as applicable.

“Audited Accounts”

means the audited financial statements, including the notes thereto, to be prepared in accordance with IAS and which will be attached under Schedule 20 as soon as possible after signature of this Agreement and in any case before Closing.

“Base Date”

means December 31, 2004.

“Base Accounts Receivables and Inventory Value”

means the sum of the Accounts Receivables and Inventory contained in the Audited Accounts as of the Base Date.

“Barcelona Plant”

means the SELLER’s plant where the Products are manufactured and which is located at Avenida de Barcelona 239, Molins de Rei, Barcelona 08750, Spain.

“Best Knowledge of BUYER”

means the actual knowledge or awareness of James L. Herbert, Lon M. Bohannon, Richard R. Current, Anthony E. Maltese and Richard C. Lowe.

“Best Knowledge of the SELLER”

means to the actual knowledge of the SELLER, after due and proper enquiry of the relevant managers of the FD Business which are Jacques Degelaen, André Jordens, Jordi Isidre, Luis Serra, Denis Zenner and Sigrid Willame.

“Beta Star” means the product described in Schedule 3.

“Business Assets”

means:

(i)	Fixed Assets;

(ii)	the Business Contracts

(iii)	the Accounts Receivables;

(iv)	the Inventory;

(v)	the Business IP; and

(vi)	the Trade Secrets;

used in relation to the FD Business.

“Business Contracts”

means the various contracts, that are directly related to the FD Business, the Business Assets or the operation of the FD Business – including all purchase orders to the extent they exist at the Closing Date; as well as licence contracts, distribution contracts and any other agreements with suppliers, distributors, licensors, customers and other parties as listed in Schedule 4 hereto.

“Business Day”

means a day other than a Saturday, a Sunday or public holiday in Belgium or in Spain.

“Business IP”

means the Intellectual Property owned by the SELLER which at Closing is used or enjoyed exclusively in connection with the FD Business.

“Business Liabilities”

means, in relation to the FD Business, all obligations set out in the Business Contracts to the extent assigned to the BUYER pursuant to this Agreement which are required to be performed or settled after Closing;

“Business Material Adverse Change”

means the occurrence of any of the following (i) permanent inability of SELLER to build the Transition Inventory; (ii) actual infringement of a third party’s intellectual property by the manufacture, sale or use of the Products; (iii) inability of SELLER to deliver title to the Business Assets (excluding objections to the form of conveyance of title); (iv) inability of SELLER to obtain the consent from the other party to assign the Business Contracts listed in Schedule 19 to BUYER; (v) any suit, action or other judicial proceedings shall be pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with the consummation of the transactions contemplated by the Agreement; For the avoidance of any doubt any investigation by any competition authority shall not be considered in itself as a Business Material Adverse Change (vi) either failure of SELLER to provide NEOGEN with the Audited Accounts or an opinion from the audit firm Mazard pursuant to Article 9.7.d which identifies material inconsistency, inaccuracy or omissions of the Audited Accounts as of the Base Date; or (vii) variance between the Management Accounts and the Audited Accounts as of the Base Date on the Total Gross Sales (as defined in Schedule 2) in excess of Euro 200,000 and a variance between the Management Accounts and the Audited Accounts as of the Base Date on the Industrial Profit (as defined in Schedule 2) in excess of Euro €100,000.

“BUYER”

means Neogen Corporation, a Michigan (USA) corporation.

“BUYER’s Objection”

has the meaning set forth in Article 9.6.b.

“Cash Purchase Price”

has the meaning set forth in Article 2.5.a.

“Certificate of Allocation”

means the agreed upon allocation of the Purchase Price to the Business Assets reflected on Schedule 5.

“Claiming Party”

has the meaning set forth in Article 7.5.a.

“Closing”

has the meaning set forth in Article 8.2.a.

“Closing Date”

means the date of Closing as set forth in Article 8.2.a.

“Closing Accounts Receivables and Inventory Value Statement”

has the meaning set forth in Article 9.6.a.

“Closing Purchase Price Adjustment Amount”

has the meaning set forth in Article 2.6.b.

“Code”

has the meaning set forth in Article 2.11.

“CPA Firm”

means KPMG or such other firm of independent public accountants to which SELLER and BUYER shall mutually agree.

“Damages”

has the meaning set forth in Article 7.6.

“Data Room Materials”

means the documents listed in attached Schedule 6.

“Date of the Agreement”

means the date of the final executed signature by an authorised representative of the parties hereto signing of this Agreement as indicated on the signature page hereof.

“Deductible”

has the meaning set forth in Article 7.4.

“Employee Costs”

has the meaning set forth in Article 4.20.

“Encumbrance”

means any claim, security interest, pledge, mortgage, lien, charge, option, equity, power of sale, hypothecation, or other third party right or encumbrance having similar effect.

“Estimated Closing Accounts Receivables and Inventory Value”

has the meaning set forth in Article 2.6.a.

“FDA Approval”

means the written documentation from applicable governmental agencies that allows the Products to be used in the United States for the official determination of antibiotic residues in milk.

“FD Business”

means the business and assets of the SELLER and of UCB SPAIN as the case may be, referred to as “Food Diagnostic Business Unit” and related to dairy antibiotic residue testing.

“Final Closing Accounts Receivables and Inventory Value”

has the meaning set forth in Article 9.6.d.

“Fixed Assets”

means the machinery, equipment, furniture and fittings, fixtures, tools, owned by the SELLER which at Closing are used exclusively in connection with the FD Business, as described in Schedule 7 hereto.

“Governmental Entities”

has the meaning set forth in Article 4.23.

“Indemnifying Party”

has the meaning set forth in Article 7.5.a.

“Intellectual Property” or “IP”

means all of SELLER’s right, title and interest in and to all trade marks and service marks and all goodwill associated with such marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights (including copyrights in computer software), database rights and all other similar proprietary rights which may subsist in any part of the world including Know-How and including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registration, all domain names, URLs and websites used in the FD Business as well as special customer relationships related to telephone numbers (including 800 #s).

“IAS”

means International Accounting Standard.

“Inventory”

means the inventory of raw materials, work-in-progress and marketable finished goods and, including the Transition Inventory to be manufactured by SELLER pursuant to Article 3, related to the FD Business.

“Know-How”

means confidential industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including (without limiting the foregoing) drawings, laboratory notebooks, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, list and particulars of customer and suppliers, marketing methods and procedures and advertising copy.

“LIBOR”

means the London Interbank Offering Rate.

“Licenses”

has the meaning set forth in Article 4.23.

“Management Accounts”

means the Profit and Loss statements set forth in Schedule 2.

“Month”

means a calendar month.

“Net Sales”

shall mean with respect to all Products sold by the BUYER during the first twelve months following the Closing Date, its Affiliates, and distributors, the total gross invoices for such Products less (i) trade, quantity and/or cash discounts actually allowed and taken limited to 5% of the wholesale price on a twelve (12) months aggregate basis, (ii) customs duties, use, tariff, import/export duties, excise taxes and sales and income taxes, if any, related to the sale of the Products, and (iii) amounts allowed by reason of rejections and reasonable allowances for return of goods.

“Ordinary Course of Business”

means the conduct of the FD Business in a manner consistent with normal day to day customs, practices and procedures.

“Party” or “Parties”

has the meaning set forth in the preamble.

“Penzyme”

has the meaning set forth in Schedule 3.

“Post-Closing Purchase Price Adjustment Amount”

has the meaning set forth in Article 2.6.c.

“Production Period”

has the meaning set forth in Article 3.

“Products”

means the dairy antibiotic testing products listed in Schedule 3.

“Purchase Price”

has the meaning set forth in Article 2.5.

“Purchase Price Certificate”

has the meaning set forth in Article 2.6.a.

“Registered IP”

has the meaning set forth in Article 4.6.b.

“Representations”

has the meaning set forth in Article 7.1.

“SELLER”

means UCB S.A. and UCB SPAIN.

“SELLER’s Group”

means UCB S.A. and all of its Affiliates.

“SELLER’s Objections”

has the meaning set forth in Article 2.8.b.

“SELLER’s Review Period”

has the meaning set forth in Article 9.6.c.

“SELLER Third Party Granted Licenses”

has the meaning set forth in Article 4.6.f.

“Third Party Claims”

has the meaning set forth in Article 7.5.c.

“Third Party Licenses”

has the meaning set forth in Article 4.6.d.

“Trade Secrets”

means all marketing Know-How and trade secrets owned by SELLER, including all of the SELLER confidential information, operating data, processes, procedures, enhancements, price lists, customer documentation and all formulas now used by the SELLER, whether in writing or in electronic form relating to or used in connection with the Business.

“Transaction Documents”

has the meaning set forth in Article 10.g.

“Transition Inventory”

means the additional inventory of Products necessary to allow BUYER to transfer the Business Assets to its facilities after Closing and which is described in Schedule 8.

“Transitional Services Agreement”

means the agreement in Agreed Form attached in Schedule 1.

“UCB Name”

means the name “UCB”, any logo incorporating such name, including “UCB Bioproducts”, and any other names confusingly similar to it.

“UCB SPAIN”

means the SELLER’s wholly owned Spanish Affiliate, UCB Pharma SA (Spain), having its registered offices at Calle Santiago, Ramon y Cajal, n° 6, Molins de Rei (Barcelona) 08750, Spain.

“Unresolved Items”

has the meaning set forth in Article 9.6.d.

“USD”

means United States dollars.

“VAT”

means within the European Community such tax as may be levied in accordance with (but subject to derogations from) the Directive 77/388/EEC and outside the European Community any taxation levied by reference to value added, turnover, purchases or sales of goods or services.

ARTICLE 2. PURCHASE AND SALE

2.1	Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, the SELLER hereby agrees that it will sell (and as far as the Business Assets owned by UCB SPAIN are concerned, the SELLER will cause such UCB SPAIN to sell) and the BUYER hereby agrees that it will purchase the Business Assets and assume the Business Liabilities as at and with effect from the Closing Date, free and clear from any Encumbrance. Both Parties acknowledge that no employees of the SELLER or of its Affiliates shall be transferred to BUYER.

2.2	Ancillary Agreements

As from Closing SELLER will provide BUYER with certain transitional services, toll manufacturing and consultancy services pursuant to the Ancillary Agreements.

2.3	Representations and Warranties

The only representations and warranties given by SELLER and by BUYER in respect of the FD Business Assets are those set forth in Articles 4 and 5 hereof.

2.4	Pre-Closing Income and Loss

The BUYER agrees and acknowledges that the profit or loss of the FD Business from 1 January 2005 will accrue to the SELLER until the Closing Date.

2.5	Consideration

The consideration for the Business Assets is determined as follows:

a)	at the Closing Date BUYER shall pay to SELLER a first amount of Fourteen Million Seven Hundred Thousand Dollars (USD14,700,000) (“Cash Purchase Price”) as adjusted pursuant to Article 2.6 hereunder;

b)	on the first annual anniversary of the Closing Date, BUYER shall pay SELLER an amount equal to fifty percent (50%) of the Net Sales over the twelve (12) months following Closing Date in excess of Ten Million Dollars (USD10,000,000) converted into Euros at the exchange rate published in the Wall Street Journal at the Closing Date. To this effect, BUYER shall within thirty (30) days after date of the first anniversary of the Closing, provide written notice to SELLER specifying the Net Sales of Products during the twelve months following Closing; and

c)	BUYER shall pay SELLER an amount equal to (i) One Million Dollars (USD1,000,000) provided that the Beta Star receives FDA Approval before January 1, 2006, (ii) Seven Hundred Fifty Thousand Dollars (USD750,000) if FDA Approval is received after December 31, 2005 and prior to July 1, 2006, or (iii) Five Hundred Thousand Dollars (USD500,000) if FDA Approval is received after June 30, 2006 and prior to January 1, 2007. Such amount shall not be due if FDA approval is received after December 31, 2006.

The aggregate consideration as described above shall not exceed Nineteen Million Dollars (USD19,000,000) including the payments pursuant to this Article 2.5.a, 2.5.b, 2.5.c., as well as Article 3 and related Schedule 8 hereunder but excluding adjustments pursuant to Article 2.6. The total purchase price payable, subject to all adjustments, is referred to as the “Purchase Price”. The Purchase Price is exclusive of any import or export taxes, duties and the VAT.

2.6	Adjustment of the Cash Purchase Price

a)	Not less than five (5) Business Days prior to the Closing Date, SELLER will prepare and deliver a certificate (“Purchase Price Certificate”) setting forth SELLER’s best estimate of the estimated Accounts Receivables and Inventory value as of the Closing Date (“Estimated Closing Accounts Receivables and Inventory Value”). Representatives from SELLER and BUYER shall jointly take a physical inventory on or about the Closing Date using a mutually acceptable procedure from which the estimated Closing Date Inventory shall be calculated.

b)	On the Closing Date, the Cash Purchase Price shall be adjusted by the amount (“Closing Purchase Price Adjustment Amount”) equal to: (i) the Estimated Closing Accounts Receivables and Inventory Value minus (ii) the Base Accounts Receivables and Inventory Value. If the Closing Purchase Price Adjustment Amount is a positive number, then the Cash Purchase Price payable as of the Closing shall be increased by the Closing Purchase Price Adjustment Amount. If the Closing Purchase Price Adjustment Amount is a negative number, then the Cash Purchase Price payable as of the Closing shall be decreased by the Closing Purchase Price Adjustment Amount.

c)	After the Closing Date and pursuant to the procedure set forth under Article 9.6 hereunder, the Purchase Price shall be adjusted by the amount (“Post-Closing Purchase Price Adjustment

Amount”) equal to the (i) Final Accounts Receivables and Inventory Value (as finally determined pursuant to Article 9.6) minus (ii) the Estimated Closing Accounts Receivables and Inventory Value. If the Post-Closing Purchase Price Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Post-Closing Purchase Price Adjustment Amount and BUYER shall promptly (and in any event within five Business Days) after the final determination thereof pay to SELLER the Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by SELLER. If the Post-Closing Purchase Price Adjustment Amount is a negative number, then the Cash Purchase Price shall be decreased by the Post-Closing Purchase Price Adjustment Amount and SELLER shall promptly (and in any event within five Business Days) after the final determination thereof pay to BUYER the Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by BUYER.

2.7	Payment of the Consideration

The consideration for the Business Assets shall be paid as follows:

a)	At the Closing Date, the BUYER shall pay in full the Cash Purchase Price consideration mentioned in Article 2.5.a and as adjusted under Article 2.6, by electronic transfer to a bank account in the name of the SELLER designated at least two (2) Business Days prior to the Closing Date.

b)	Unless SELLER wishes to verify the Net Sales under Article 2.8, payment of the amount pursuant to Article 2.5.b, if any, shall occur within thirty (30) days after the first anniversary of the Closing Date, on the same bank account referred above or any other bank account provided by the SELLER.

c)	Payment of sum pursuant to Article 2.5.c, if any, shall occur within thirty (30) days after FDA Approval on the same bank account referred above or any other bank account provided by the SELLER.

2.8	Audit of the Net Sales

a)	SELLER may ascertain compliance with BUYER’s obligations under Article 2.5.b by notifying BUYER within thirty (30) days after receipt of BUYER’s notification under Article 2.5.b, of its desire to verify such information. Within twenty (20) Business Days from such notification, BUYER shall provide to SELLER or as the case may be, to SELLER’s representative, such books and records, possibly in an electronic form, as may be reasonably required to verify such information. Receipt of such copies shall not preclude SELLER from the right to perform a more extensive audit at BUYER’s office during normal business hours to verify further such information. BUYER shall allow such audit to be performed so that it can be completed within thirty (30) days after the date on which SELLER notified BUYER that it desired to verify such information.

b)	If SELLER disagrees with BUYER’s calculations under 2.5.b, it shall notify within forty-five (45) days from the date on which SELLER notified BUYER that it desired to verify such information (“SELLER’s Objections”).

c)	If BUYER disagrees with SELLER’s Objections, it shall notify SELLER and the Parties shall attempt to resolve the disagreement. If BUYER fails to so notify SELLER in writing within thirty (30) days of the SELLER’s Objections, then BUYER shall be deemed to have accepted the findings set forth in the SELLER’s Objections and BUYER shall have waived all claims to the contrary. If the Parties fail to agree on the conclusions in the report, such disagreement shall be resolved in accordance with the principles set forth in Article 9.6.

d)	Each such audit shall be at SELLER’s expense; provided, that if it is finally determined BUYER has breached its payment obligation by an amount in excess of USD 100,000 under Article 2.5.b, then BUYER shall pay the reasonable costs of such audit.

e)	If BUYER agrees with SELLER’s Objections or the findings of the audit has been confirmed under c), BUYER shall pay within ten (10) Business Days the due amount pursuant to Article 2.5.b.

2.9	Interest Rate

Any invoiced amounts not paid on or by the due date shall automatically and without further notice accrue interest, from the due date until paid, at a rate equal to LIBOR (for the applicable currency) for three (3) months plus one percent (+ 1%) in effect on the date such payment first became due and payable.

2.10	Non-Assumption of Liabilities

Subject to Article 7 herein, BUYER shall not assume, expressly or implicitly, pay, perform or discharge any debts, liabilities or obligations of any nature of SELLER, whether or not related to the FD Business, other than the Business Liabilities. All the debts, liabilities and obligations of SELLER, whether fixed or contingent, accrued or unaccrued, shall continue to be the responsibility of SELLER, which shall pay, perform and discharge them in accordance with their terms, and nothing contained in this Agreement shall be construed in any fashion as imposing, directly or indirectly, responsibility for any such debt, liability and obligation on BUYER except the Business Liabilities.

2.11	Allocation of Purchase Price

The Purchase Price to be paid by BUYER shall be allocated in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations promulgated thereunder. In making the allocation, BUYER and SELLER shall apply the fair market values set forth on the Certificate of Allocation substantially in the form of attached Schedule 5. This allocation shall be conclusive and binding on the BUYER and SELLER for all purposes, including the reporting and disclosure requirements of the Code.

ARTICLE 3. TRANSITION INVENTORY

SELLER will cause UCB SPAIN to manufacture the quantities of Products set forth in Schedule 8, in addition to the quantities manufactured in the Ordinary Course of Business, in order to build up the Transition Inventory. SELLER estimates that ten (10) Months of production (“Production Period”) will be necessary to complete such Transition Inventory starting from the Date of the Agreement. In the event BUYER decides to close the transaction before completion of such Transition Inventory, pursuant to Article 8.2, UCB shall cause UCB SPAIN to manufacture the Products pursuant to Transitional Services Agreement until completion of the Transition Inventory. Adjustment to the Purchase Price for the production of the Transition Inventory and payment terms are set forth in Schedule 8.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER

SELLER makes the following representations and warranties and no other whatsoever, whether express or implied, solely for the benefit of BUYER in connection with the sale and purchase of the FD Business as of Date of the Agreement and the Closing Date unless otherwise expressly stated:

4.1	Authority of the SELLER

a)	SELLER has the right, power and authority to enter into the Transaction Documents to which it is a party and to consummate or to cause to be consummated the transactions contemplated therein; all corporate and shareholder (if applicable) approvals required to be taken by or on the part of the SELLER and UCB SPAIN have been, or will be taken prior to the Closing Date. This Agreement constitutes and the Ancillary Agreements when executed, will constitute, legal valid, binding and enforceable obligations of the SELLER and UCB SPAIN who are party thereto.

b)	The entry into and performance by SELLER, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(i)	any law or regulation applicable to each company;

(ii)	the constitutional documents of each company;

(iii)	any agreement or instrument binding upon SELLER or any of their respective assets; or

(iv)	any judgment, order or decree of any court or governmental agency.

4.2	Financial Data

a)	A copy of the Audited Accounts for the FD Business for the Base Date will be attached in Schedule 20 before Closing.

b)	The Audited Accounts will (i) be prepared in accordance with IAS, consistently applied; (ii) fairly present, in all material respects, the financial position and results of operations of the FD Business as of the dates thereof and for the periods then ended; (iii) be prepared in accordance with the books and records of SELLER; and (iv) not include or omit to state any fact that renders them materially misleading.

c)	The Accounts Receivables in the Audited Accounts as of the Base Date and the Closing Date arose or will arise from bona fide sales transactions of SELLER for Products, and no portion of the Accounts Receivables is subject to counterclaim or offset or is otherwise in dispute. All of the Accounts Receivables are and will be, as applicable, good and collectible in full in the Ordinary Course of Business at the net aggregate amounts disclosed in the Audited Accounts as of the Base Date and as of the Closing Date.

d)	The Inventory reflected on the Audited Accounts as of the Base Date and the Closing Date is accurately and consistently valued according to IAS consistently applied, at the Base Date. The Inventory (other than the Transition Inventory) is usable and saleable in the Ordinary Course of Business within ninety (90) days following the Closing and contains no slow-moving or obsolete items. No Inventory has been consigned to others.

4.3	Business

a)	The SELLER has and UCB SPAIN has the corporate power to own the assets of the FD Business and to carry on the FD Business as it is now being conducted.

b)	Save as disclosed in Schedule 9, the operations of the FD Business have been carried on and are being carried on in such manner so that there have been in the twelve (12) Months prior to Closing, and there are, no known material breaches of applicable laws, legal duties, regulations and by-laws in each country in which they are carried on. Save as disclosed in Schedule 9, there is, as of the Date of this Agreement, no investigation or enquiry by, or order, decree, decision or judgement of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or (to the best of the SELLER’s knowledge) anticipated against the SELLER, or UCB SPAIN in relation to the FD Business or any person for whose acts or defaults they may be vicariously liable, which has had a material adverse effect upon the FD Business, nor has any notice or other communication (official or otherwise) from any court, tribunal, arbitration, governmental agency or regulatory body been received with respect to an alleged material actual or potential violation and/or failure to comply with any such applicable law, duty, regulation, by-law or constitutional document, or requiring it/them to take or omit any action.

4.4	The Business Assets

a)	Save as disclosed in Schedule 9, the SELLER or UCB SPAIN as the case may be, is the exclusive, legal and beneficial owner of the Business Assets and each has the full right, power and authority to transfer (or to cause to be transferred) those assets to the BUYER. Neither SELLER nor UCB SPAIN has disposed of or agreed to dispose of or granted or agreed to grant any option or right of pre-emption in respect of or offered for sale its interest in any of the Business Assets.

b)	The Business Assets will be transferred to BUYER free from any Encumbrance on the Closing Date.

4.5	The Fixed Assets

The Fixed Assets have in the two (2) last years been reasonably operated and maintained, except for ordinary wear and tear, in accordance with local industry practice. There are no conditions or events, except for normal wear and tear, which would prevent the continued normal operation of the Fixed Assets or would otherwise materially adversely affect their operation or use by BUYER after the Closing as currently used by SELLER.

4.6	Intellectual Property Rights - Trade Secrets

a)	All Business IP:

(1)	to the Best Knowledge of the SELLER are not being infringed or opposed or, in the case of Know-How, used without the authority of the SELLER, by any person or entity;

(2)	Except as set forth hereunder is not subject to any license or authority in favor of another person.

(3)	comprises all the Intellectual Property which is material to the conduct of the FD Business and which is required in order to carry on the FD Business in all material respects as it is being conducted on the Date of this Agreement.

b)	All of the Business IP which is registered or the subject of applications for registration (“Registered IP”) used in the FB Business is listed and briefly described in Schedule 10 and all application or renewal fees which falling due up to the Closing Date have been paid and (i) it has not been adjudged invalid or unenforceable by any court, (ii) SELLER is not aware of any current grounds (other than cancellation of trade marks for non-use) for which any of such registrations may be revoked and (iii) SELLER has not received notice of any (actual or potential) cancellation of trade marks for non-use, (iv) SELLER has good and marketable title to all such Registered IP free and clear of any Encumbrance.

c)	There are no pending or, to the Best Knowledge of the SELLER, threatened claims or litigation by any third party in which it is alleged that the Products sold or being sold by SELLER infringes any intellectual property of any third party.

d)	The licenses and agreements, brief details of which are set out in Schedule 11 (“Third Party Licenses”), are all the material licenses and agreements relating to the use of third parties’ intellectual property by the FD Business and are in full force and effect. SELLER has provided true and complete copies of all Third Party Licenses to BUYER prior to the Date of this Agreement. SELLER is in full compliance with the Third Party Licenses and it is not in default under the Third Party Licenses. To the Best Knowledge of SELLER, the other party to the Third Party Licenses is (i) in full compliance with the Third Party Licenses and (ii) not in default under the Third Party Licenses.

e)	The Business IP is owned legally and beneficially by the SELLER free from any Encumbrance and no exclusive or sole licences have been granted to third parties in respect of such Business IP.

f)	Schedule 12 sets out brief details of all material Business IP owned by the SELLER and currently used in the FD Business in respect of which a licence or right to use has been granted in favour of third parties (other than licences on normal commercial terms of Business IP in favour of distributors, agents and suppliers for the purpose of their performance of distribution, agency and supply agreements entered into with the SELLER’s Group) (“SELLER Third Party Granted Licenses”). SELLER has provided true and complete copies of all SELLER Third Party Granted Licenses to BUYER prior to the Date of this Agreement. SELLER is in full compliance with the SELLER Third Party Granted Licenses and SELLER is not in default under the SELLER Third Party Granted Licenses. To the Best Knowledge of SELLER, the other party to the Third Party Granted Licenses is (i) in full compliance with the Third Party Granted Licenses and (ii) not in default under the Third Party Granted Licenses.

g)	The Products sold or being sold do not infringe on any valid Intellectual Property rights of any third party.

h)	All actions (including payment of all fees) required to maintain any material Business IP in full force and effect has been taken.

i)	Schedule 13 sets forth a complete list of all unregistered trademarks, service marks, trade names and domain names used by SELLER in the conduct of the FD Business, and SELLER has good and marketable title to all such assets free and clear of any Encumbrance.

4.7	Material contracts

(i) The Business Contracts represent all of the material contracts entered into by the SELLER or any member of the SELLER’s Group related to the operation of the FD Business. (ii) SELLER has delivered to BUYER true and complete copies of all material Business Contracts prior to the Date of this Agreement. (iii) All Business Contracts are legally valid and binding and in full force and effect, and there are no defaults or breaches by SELLER or counterclaims or defenses against it. (iv) SELLER has received no notice of any default, breach, counterclaim or offset by any other party to any of the Business Contracts, nor does SELLER have any knowledge thereof. (v) All Business Contracts will continue in full force and effect on the same terms as currently exist, notwithstanding the consummation of the sale contemplated by this Agreement. (vi) SELLER knows of no state of facts which, with or without the giving of notice or the passage of time, or both, would give rise to any default or revocation. (vii) SELLER is neither subject to any penalty, discount or liquidated damages due to the delayed delivery of products, goods or services of the FD Business, nor has it received any notice that any of the FD Business’s customer relations are in jeopardy because of such late deliveries or otherwise.

4.8	Payment of Taxes

a)	SELLER has or will have at the date of this Agreement complied in all material respects with all legal requirements relating to taxation with respect to the FD Business and the Business Assets and has or will have paid all tax due and payable for the period prior to the Closing Date. The SELLER has filed or will have filed prior to the Closing Date all registrations, notices, reports and returns in relation to all taxes as and when required relating to the FD Business or the Business Assets and there is no dispute or disagreement outstanding with any tax authority regarding the proper method of computing the profits of the Business (or any part of it) and as far as SELLER is aware, there are no circumstances which make it likely such a dispute will commence.

b)	None of the Business Assets is liable to restraint, sale, mortgage, confiscation or forfeiture (whether by virtue of non-payment or under payment of any tax or by virtue of non compliance with any legislation or regulation relating to any tax or otherwise howsoever).

4.9	Litigation

Save as described in Schedule_14, there are no actions, suits, proceedings or investigations pending or threatened in writing against SELLER at law or in equity, or before any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which involves a demand for any judgment or liability and which could materially affect the FD Business, the Business Assets or the transactions contemplated by this Agreement. SELLER is not in default with respect to any order, writ, injunction or decree of any court of federal, state, or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, and that there are no such orders, decrees, injunctions or regulations issued specifically against SELLER which may materially affect the FD Business, the Business Assets or any transactions contemplated by this Agreement.

4.10	Organization and Qualification.

SELLER and UCB SPAIN each is validly existing and in good standing under the laws of the country in which it is organized. No failure on the part of SELLER to be qualified as a foreign corporation in any jurisdiction materially and adversely affects the FD Business or financial position or results of the operation of the properties of SELLER by reason of any disability affecting its right to own property, collect receivables, enforce contracts or otherwise.

4.11	Compliance with Law

SELLER has complied with all applicable laws, orders and regulations of any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction, including, but not limited to, laws, orders and regulations thereof relating to antitrust, or legislation pertaining to illegal bribes or kickbacks.

4.12	Operation of Business;

Since the Base Date, SELLER has conducted the FD Business only in the Ordinary Course of Business.

4.13	Warranties and Product Liabilities

SELLER has previously delivered to BUYER true, correct and complete copies of all outstanding standard product warranties and guarantees given by SELLER with respect to the FD Business. Except as fully described in Schedule 15, there are no pending claims or actions against the SELLER for breach of warranty or based upon product liability (whether based on tort or contract principles) and, to the Best Knowledge of SELLER, no such claims or actions are threatened. Except as disclosed in Schedule 9 or 15, there are no defects in craftsmanship, and to the Best Knowledge of SELLER there are no design or engineering defects with respect to any product now or previously sold or manufactured by SELLER in the FD Business which may constitute the basis for any such claim against SELLER or BUYER.

4.14	Contingent and Undisclosed Liabilities

SELLER has no debts, obligations or liabilities, fixed or contingent, of any nature whatsoever, relating to the FD Business or the Business Assets not disclosed in writing to BUYER and SELLER knows of no basis for any assertion of any material claim against the SELLER or BUYER for any liability relating to the FD Business or Business Assets.

4.15	Events Subsequent to Base Date

Except as disclosed in Schedule 9, SELLER has not, since the Base Date:

a)	Incurred any obligation or liability (absolute, contingent, accrued or otherwise) or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the Ordinary Course of Business;

b)	Discharged or satisfied any lien or encumbrance, pertaining to the Business Assets or the FD Business, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than (i) liabilities shown on SELLER’s accounting records on the Base Date or (ii) liabilities incurred since the Base Date in the Ordinary Course of Business;

c)	Mortgaged, pledged or subjected to any lien, charge, security interest or other encumbrance any of the Business Assets;

d)	Sold or transferred any of the Business Assets, or cancelled any debts or claims or waived any rights, except in the Ordinary Course of Business;

e)	Entered into any contract for the sale of the FD Business or the Business Assets, or any part thereof, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement or other than pursuant to Article 9.7.e);

f)	Changed or modified the accounting methods or practices relating to the FD Business; or

g)	Purchased or made a commitment for the purchase of capital assets for use or employment in the FD Business except in the Ordinary Course of Business.

4.16	Customer Relations

SELLER knows of no state of facts, nor have any communications been made to it, which would indicate that (i) the current and sole customer of SELLER, or (ii) any current supplier of SELLER (if such supplier could not be replaced by SELLER at comparable cost), will terminate its business relations with SELLER.

4.17	Brokerage

SELLER has made no commitment for a brokerage fee in connection with the transactions contemplated by this Agreement.

4.18	Books and Records

The books and records of SELLER relating to the FD Business are true, complete, and correct in all material respects and fully and fairly reflect all of the transaction entered into by or on behalf of SELLER to which it is a party or by which it is affected.

4.19	Binding Effect

The Agreement and all related documents have been duly executed, made and delivered by SELLER, and constitute legal, valid and binding obligation of SELLER, enforceable against it in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

4.20	Employee Matters

SELLER warrants and represents that BUYER shall have no liability for payment of any amount related to any employee matters related to the FD Business including but not limited to wages, fringe benefits, retirement or pension schemes, employee benefit plans, severance pay and any other amount payable to employees attributable to any time period either before or after the Closing Date (collectively, “Employee Costs”). SELLER shall pay when due all Employee Costs.

4.21	Real Estate and Environmental Matters

SELLER warrants and represents that BUYER shall have no liability for any real estate and environmental matters associated with the real estate owned by SELLER with respect to any of these matters whether they arose either before or after the Closing Date, which cost SELLER shall pay when due.

4.22	Insurance

SELLER warrants that the FD Business has been in the past and continue to be properly insured until the Closing Date, at which date all insurance coverage related to the Business Assets will be terminated.

4.23	Permits and Licenses

Attached Schedule 16 is a complete and accurate list of all licenses, permits, authorizations and approvals required by any Governmental Entities (collectively, “Licenses”) as are necessary to own, lease or operate the FD Business. All of the Licenses are valid and in full force and in effect. SELLER is in full compliance with all obligations under all Licenses, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Licenses. The term “Governmental Entities” shall mean any federal, regional, state, local, foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal.

4.24	Representations and Warranties True and Correct

The representations and warranties contained herein, and all statements or information disclosed by any of the Schedules, do not include any untrue statement of material fact nor omit to state a material fact required to be stated herein or therein necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

4.25	Limitation of Representations and Warranties set out in Article 4

No financial warranty or representation is given in respect of any budget, projection or forecast for the FD Business relating to 2005 or beyond.

4.26	No Update of Schedules.

SELLER represents and warrants that, except for Schedule 20 (Audited Accounts), it will not change the Schedules attached to this Agreement between the Date of the Agreement and the Closing Date.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

BUYER makes the following representations and warranties and no other whatsoever, whether express or implied, solely for the benefit of SELLER in connection with the sale and purchase of the FD Business, as of the Date of the Agreement and as at Closing Date save as stipulated otherwise:

5.1	Authority of the BUYER

a)	BUYER has the right, power and authority to enter into the Agreement and the Transaction Documents and to consummate or to cause to be consummated the transactions contemplated therein; all corporate approvals required to be taken by or on the part of the BUYER have been, or will be taken prior to the Closing Date. This Agreement constitutes, and the Ancillary Agreements when executed, will constitute legal valid, binding and enforceable obligations of the BUYER.

b)	No consent, approval, authorisation, permit or order of any nature whatsoever from any person including, without limitation, any lender or Federal, European, national or other domestic or regulatory body is required for the BUYER for the transactions contemplated by the Transaction Documents and the operation of the FD Business immediately following Closing.

5.2	Organization, Authority and Qualification of the BUYER

The BUYER is a US Corporation validly existing and in good standing under the laws of Michigan (USA).

5.3	No Conflict

The entry into and performance by the BUYER of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

5.4	Binding Effect

The Agreement and all related documents have been duly executed, made and delivered by BUYER, and constitute legal, valid and binding obligation of BUYER, enforceable against it in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

5.5	Lack of Knowledge of Breaches

To the Best Knowledge of BUYER, it represents to SELLER that at the Date of this Agreement BUYER is not aware of any fact, event or matter which constitutes a material breach of any representation or warranty of the SELLER.

5.6	Reliance

BUYER represents that it has not entered into this Agreement in reliance upon any representation or warranty other than those contained in the Transaction Documents.

5.7	Partial Limitation on BUYER’s Claims.

BUYER agrees not to bring any claim against SELLER based on a representation or warranty of SELLER made in Article 4 to the extent that the matters giving rise to such claim was fairly disclosed in the Schedules, the Transaction Documents or the Data Room Materials; provided however, this provision shall not in any event apply to any claim brought by BUYER against SELLER based on any information that is learned by BUYER after the Date of this Agreement.

5.8	Representations True and Correct

The representations and warranties contained herein do not include any untrue statement or material fact nor omit to state a material fact required to be stated herein necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE 6 CONDITIONS TO CLOSE

6.1	Conditions of BUYER’s Obligation To Close

The obligations of BUYER pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by BUYER, at or prior to the Closing Date:

a)	No Business Material Adverse Change. No Business Material Adverse Change shall have occurred.

6.2	Conditions to SELLER’S Obligation to Close

The obligations of SELLER pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by SELLER, at or prior to the Closing Date:

a)	Payment of Purchase Price. BUYER shall have delivered to SELLER the Cash Purchase Price as provided in Article 2.7.

ARTICLE 7 INDEMNIFICATION

7.1	Survival

Subject to the limitations set forth below and other provisions of this Agreement, BUYER and SELLER agree that all representations, warranties and covenants of SELLER and BUYER (“Representations”) shall survive the execution and delivery of this Agreement, the Closing Date and any investigation or audit made by BUYER. The Representations given in Article 4.1, 4.3.a, 4.4, 4.6, 4.8, 4.13, 4.17, 4.19, 4.20, 4.21, 4.24 (to the extent it relates to one of the preceding enumerated Articles), 5.1, 5.3, 5.4 and 5.8 (to the extent it relates to one of the preceding enumerated sections in Article 5) shall continue until the applicable statute of limitations expires, the representation given in Article 4.7, 4.9, 4.11 and 4.14 shall expire upon the fifth anniversary of the Closing Date, and all others shall expire upon the third anniversary of the Closing Date.

7.2	Indemnification by the SELLER

a)	Subject to the limitations set forth in Section 7.4, SELLER and UCB SPAIN, jointly and severally, agree to indemnify and hold BUYER harmless from and against any and all Damages (as defined in Section 7.6 incurred by BUYER or which BUYER may sustain at any time arising out of:

(1)	The breach of any of the Representations made by SELLER in or pursuant to this Agreement (in each case without giving effect to any materiality qualification);

(2)	Any failure by SELLER to perform any obligation or comply with any covenant or agreement of SELLER specified in this Agreement or in any other document executed at Closing;

(3)	Any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any (i) Products sold, or service provided, by SELLER prior to the Closing Date; and (ii) Products made by SELLER and sold to BUYER or BUYER’s customers after the Closing Date;

(4)	Any debt, obligation or liability, fixed or contingent, of any nature whatsoever before the Closing Date, including but not limited to all Employee Costs, real estate and environmental liabilities of any nature, other than Business Liabilities;

b)	SELLER specifically acknowledges and agrees that BUYER may proceed against SELLER or UCB SPAIN under Section 7.2 without contemporaneously, or at any time, proceeding against the other. Each of SELLER and UCB SPAIN agrees that it shall not have any claim or right of indemnification or contribution or any other right of recourse against the other with respect to Damages and it waives and releases any and all such claims and right, until all indemnity obligations of SELLER and UCB SPAIN in favor of BUYER have expired.

7.3	Indemnification by the BUYER

BUYER agrees to indemnify SELLER and hold it harmless from and against, and agrees to promptly defend SELLER from, and reimburse SELLER for, all Damages which following the Closing Date SELLER may suffer or incur, or become subject to, as a result of or in connection with:

i)	any breach or inaccuracy of any of the representations and warranties made by the BUYER in this Agreement;

ii)	the operation and ownership of the FB Business and/or the Business Assets after the Closing Date (excluding any claims with respect to Products made by SELLER prior or after the Closing);

iii)	any indemnification obligations of BUYER as set out in this Agreement;

iv)	payment recovered by the BUYER or any Affiliate from any third party with respect thereto.

7.4	Indemnity Limitations

a)	SELLER shall not be liable to the BUYER for any Damages with respect to the matters contained in Article 7.2, unless (i) Damages for each incident is USD5,000 or more; (ii) the sum of all incidents with Damages of USD5,000 or more exceeds an aggregate amount equal to One Hundred Thousand Dollars (USD100,000) (“Deductible”), in which case SELLER shall be liable only for any such Damages in excess of the Deductible, up to an aggregate amount of Damages with respect to all such matters for which SELLER shall be liable equal either (I) the Purchase Price for claims related to (A) title defects to the Business Assets; or (B) infringement of any third party’s intellectual property by the manufacture, sale or use of the Products in any location other than the United States or (II) fifty percent (50%) of the Purchase Price in all other cases.

7.5	Indemnification Procedures

a)	If either party claims indemnifications pursuant to Article 7.2 or 7.3 (“Claiming Party”), it shall give the other party (“Indemnifying Party”) notice of any matter giving rise or likely to give rise to a right of indemnification under this Agreement within thirty (30) days after the Claiming Party becomes aware of such matter; provided, however, that any delay in giving such notice will not result in the waiver or reduction of any the Claiming Party’s rights except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure or delay, and provided that such claim notice must in any event be given within the relevant time period set forth in Article 7.1.

b)	Such notice shall state the facts upon which such claim is based, the estimated amount of the Damages, if known, and shall state the method of computation thereof (which estimate and method of computation shall not be conclusive of the final amount of such claim, but should be as accurate as possible), and a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

c)	The obligations and liabilities arising under this Article 7 with respect to Damages arising from claims of any third Party which are subject to the indemnification provided for in this Agreement (“Third Party Claims”) shall be contingent upon the following additional terms and conditions:

(1)	If the Claiming Party receives notice of any Third Party Claim, the Claiming Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of receipt by the Claiming Party of such notice; however, in case of summary proceedings the Claiming Party shall give the Indemnifying Party notice in due time (depending on the nature of the proceedings) in order to allow the Indemnifying Party to control the proceedings. Notwithstanding the above, any delay in giving a claim notice will not result in the waiver by the Claiming Party of any of its rights except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure or delay.

(2)	The Indemnifying Party shall be entitled to assume and control the defence of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Claiming Party within forty-five (45) days of the receipt of such notice from the Claiming Party, except in case of summary proceedings where the Indemnifying Party shall give notice within two Business Days.

(3)	If the Indemnifying Party exercises the right to undertake any such defence against such Third Party Claim as provided above, the Claiming Party shall cooperate with the Indemnifying Party in such defence (including the assertion of defence and/or rights against third parties available to the Claiming Party) and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Claiming Party’s possession or under the Claiming Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(4)	Similarly, in the event the Claiming Party is conducting the defence against such Third Party Claim, the Indemnifying Party shall cooperate with the Claiming Party in such defence (including the assertion of defence and/or rights against third parties available to the Indemnifying Party) and make available to the Claiming Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Claiming Party.

(5)	No settlement of any Third Party Claim shall be made unless as part of that settlement all claims are released against the Claiming Party and the settlement in no way affects the FD Business after the Closing Date.

7.6	Damages

Subject to the limitations contained in Article 7.4, the Claiming Party shall be entitled to recover the full amount of any liabilities, losses, debts, obligations, monetary damages, fines, fees, penalties, deficiencies, expenses (including amounts paid in settlement, interest obligations, court costs, the reasonable costs of investigators, the reasonable fees and expenses of attorneys, accountants, financial advisors or other experts, and other reasonable expenses of litigation or administrative proceedings) incurred due to the matter for which indemnification is sought, but any recovery shall be net of any economic benefit to which the Claiming Party is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds to which the Indemnified Party is entitled and (iii) any warranty reimbursements (collectively, “Damages”); provided, Damages shall not include indirect or consequential damage such as loss of reputation or loss of revenue or profit.

ARTICLE 8. PRE-CLOSING AND CLOSING COVENANTS

8.1	Pre-closing

The SELLER shall (and shall procure UCB SPAIN for the purposes of the FD Business) during the period from the date of this Agreement to Closing (unless the BUYER otherwise agrees such agreement deemed to have been given if there is a failure of BUYER to respond within five (5) Business Days) carry on the FD Business as a going concern in the Ordinary Course of Business. SELLER shall notify BUYER within five (5) Business Days upon SELLER having the knowledge of the occurrence of any material adverse condition or fact or event which makes it reasonably unlikely that SELLER shall be able to complete the Transition Inventory within the Production Period.

8.2	Closing

a)	Subject to the provisions herein contained, closing shall take place at the offices of BUYER in Lansing, Michigan, at the earlier of (i) completion of the Transition Inventory pursuant to Article 3 or notified by SELLER or (ii) at any time before, at BUYER’s sole discretion, but in any event not before November 1, 2005 unless mutually agreed upon, notified to SELLER with at least ten (10) Business Days prior notice. In both cases, the closing date shall be fixed at the last Business Day of the month of the notification of either party. The date and event of closing are respectively referred to in the Agreement as the “Closing Date” and “Closing”. The Parties shall use their best efforts to complete the transaction on the Closing Date from their respective offices so that there is no need for the Parties to be present physically in the same location on the Closing Date.

b)	Upon Closing Date each and every of the following shall occur (and for the avoidance of doubt neither Party shall be obliged to acquire or dispose of any part of the FD Business unless all such actions occur on the Closing Date or any mutually agreed postponement thereof):

(1)	BUYER shall pay the Purchase Price as set out in Article 2.6 a hereinabove;

(2)	Subject to Article 8.2.c, title to the Business Assets shall be conveyed to the BUYER in form reasonably satisfactory to it; provided SELLER shall continue to use the Fixed Assets for the production of the Transition Inventory and in so doing shall use reasonable efforts to maintain all Business Assets in its possession safe and free from damage;

(3)	SELLER, and, as the case may be, UCB SPAIN, and BUYER shall execute the Ancillary Agreements; and

(4)	Risk of loss related to the Business Assets shall pass to BUYER on the Closing Date.

c)	Prior to Closing, parties shall discuss in good faith whether or not to transfer any of the Business Contracts.

ARTICLE 9. POST-CLOSING COVENANTS

9.1	Business Contracts

a)	Subject to any required consent of the respective co-contractors being obtained prior to the Closing Date, BUYER undertakes that as from the Closing Date it will perform or cause to be performed the outstanding obligations and liabilities created by or arising under the Business Contracts from the Closing Date and shall, subject to what is provided in Article 9.1.c have full benefit thereof for performance after the Closing Date and SELLER shall have the full benefit of any payments for performance of such agreements in respect of periods prior to the Closing Date.

b.)	Each party shall forward forthwith any moneys received from customers or third parties due to the other further to the previous paragraph.

c)	If the relevant third party consent to the assignment of one or more Business Contracts is not obtained, the BUYER shall as from Closing (if such performance is permissible under the relevant contract) as the SELLER’s subcontractor or agent perform on behalf of the SELLER (but at the BUYER’s expense) all the obligations of the SELLER arising after Closing under such contract and shall indemnify the SELLER in accordance with Article 9.1.d; provided SELLER shall immediately deliver to BUYER all money and other benefits received from these Contracts.

d)	The BUYER shall indemnify the SELLER against all amounts incurred by the SELLER as a result of any neglect, default or omission on the part of the BUYER in performing or any non-compliance with any such obligation of the SELLER which falls to be performed after Closing as referred to in Article 9.1.c.

e)	If in the circumstances described in Article 9.1.c any Business Contract does not permit subcontracting or agency arrangements, the Parties will make such other arrangements between themselves as may be permissible to implement as far as possible the effective transfer of the benefit and burden of such Business Contract to the BUYER.

9.2	Non Competition Covenant; Confidentiality

a)	For a period of five years from the Closing, SELLER, UCB SPAIN and all Affiliates of the SELLER’s Group will not, directly or indirectly, either alone or in conjunction with or on behalf of any other person or entity, own, manage, operate, or control in the ownership, management, operation, or control of or work for, or permit the use of their names by, or be connected in any manner with any business or activity in the world which is competitive with any Products of the FD Business as carried on at the Closing Date. While the restrictions set forth above are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the BUYER but would be valid if part of the wording were deleted or the periods reduced or the range of activities or area dealt with reduced in scope, these restrictions shall be applied with such modifications as may be necessary to make them valid and effective.

b)	For a period of five years from the Closing, if SELLER, UCB SPAIN or an Affiliate acquires or is acquired by a company that embody a business which is competitive with the FD Business as carried on at the Closing Date, SELLER, or its acquirer, shall divest such competitive business within eighteen (18) months after the acquisition.

c)	Without limitation to the provisions of this Article 9.2, use any trade or business name or distinctive mark, style or logo used by or in the FD Business (other than the name UCB or UCB Bioproducts) at any time during the five (5) years before Closing or anything intended or likely to be confused with it;

d)	Each undertaking contained in this Article 9.2 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the SELLER.

9.3	Confidential Information

Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement;

(ii)	the negotiations relating to this Agreement; or

(iii)	the other party.

9.4	Permissive Disclosure

Notwithstanding Article 9.3, either party may disclose the confidential information referred to in that Article:

(i)	if and to the extent required by law or for the purpose of any judicial proceedings;

(ii)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject wherever situated;

(iii)	if and to the extent required to vest the full benefit of this Agreement in that party;

(iv)	to its professional advisers, auditors and bankers;

(v)	if and to the extent the information has come into the public domain through no fault of that party or its Affiliate;

(vi)	if and to the extent the other party has given prior written consent to the disclosure; or

(vii)	to the extent necessary to enforce the Agreement.

9.5	IP Assignments

It shall be the BUYER’s responsibility to take care, at its own expense, of all formalities relating to the transfer of the Business IP, including the preparation and recording of assignments and BUYER will designate firms of patent and trademark assignments for this purpose. SELLER shall provide at its own expense all reasonable assistance for this purpose, including executing documents necessary for such transfer and assignment.

9.6	Determination of Final Closing Accounts Receivables and Inventory Value

a)	As soon as practicable but in no event later than thirty (30) days following the Closing, SELLER shall prepare, or cause to be prepared, and deliver to BUYER the Accounts Receivables value as of the Closing Date determined in accordance with IAS consistently applied (“Closing Accounts Receivables and Inventory Value Statement”). For this purpose, SELLER shall exclude (i) any Accounts Receivable on the Closing Date (A) that were outstanding for more than thirty (30) days beyond the end of SELLER’s normal payment terms or (B) for which there existed on the Closing Date any payment dispute (but only to the extent of the disputed amount) and (ii) any Inventory, other than Transition Inventory, on the Closing Date that (A) had an expiration date less than six (6) months from the Closing Date (B) was not saleable in the Ordinary Course of Business within ninety (90) days or (C) was obsolete.

b)	BUYER shall have thirty (30) days following the receipt of complete and accurate data to review the Closing Date Accounts Receivables and Inventory Value Statement after delivery thereof by SELLER. In the event that BUYER determines that the Closing Date Accounts Receivables and Inventory Value Statement has not been prepared in accordance with the Agreement, BUYER shall, on or before the last day of such thirty (30) day period, send its objections to SELLER in writing (“BUYER’s Objection”), setting forth a specific description of the basis of BUYER’s determination and the adjustments to the Closing Date Accounts Receivables and Inventory Value Statement. If no BUYER’s Objection is sent to SELLER within such thirty (30) day period, then the Closing Date Accounts Receivables and Inventory Value Statement shall become the final Closing Accounts Receivables and Inventory value.

c)	SELLER shall have thirty (30) days from its receipt of BUYER’s Objection to review and respond to BUYER’s Objection (“SELLER’s Review Period”).

d)	BUYER and SELLER shall use their reasonable best efforts to resolve any disagreements with respect to the proposed adjustments set forth in BUYER’s Objection. If BUYER and SELLER are unable to resolve such disagreements within SELLER’s Review Period, they shall refer any remaining disagreements (the “Unresolved Items”) to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with the Agreement, and only with respect to the Unresolved Items, whether and to what extent, if any, the Closing Date Accounts Receivables and Inventory Value Statement requires adjustment. SELLER and BUYER shall instruct the CPA Firm to deliver its written determination to SELLER and BUYER no later than thirty (30) days after such disagreements are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon SELLER and BUYER and their respective Affiliates and for all purposes under this Agreement and shall become the final Closing Accounts Receivables and Inventory value. The final Closing Accounts Receivables and Inventory value determined pursuant to Article 9.6.b or d, as applicable, shall be the “Final Closing Accounts Receivables and Inventory Value”. The fees and disbursements of the CPA Firm shall be borne by SELLER and BUYER based on the following formula: (i) SELLER shall pay that portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the Euro amount of the Unresolved Items resolved in favor of BUYER and the denominator of which is the total Euro amount of Unresolved Items; and (ii) BUYER shall pay that portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the Euro amount of Unresolved Items resolved in favor of SELLER and the denominator of which is the total Euro amount of Unresolved Items. BUYER and SELLER shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Accounts Receivables and Inventory Value Statement and to BUYER’s Objection and all other items reasonably requested by the CPA Firm in connection with its review. BUYER and its accountants shall have reasonable access to all information used by SELLER in preparing, and employees of SELLER and its Affiliates involved in the preparation of, the Closing Accounts Receivables and Inventory Value, including, in each case, the work papers of SELLER’s accountants, in each case during regular business hours and upon reasonable advance notice. Each party shall have reasonable access to all information used by the CPA Firm in reaching its determination hereunder.

9.7	Miscellaneous

a)	The BUYER undertakes to remove all representations of the UCB logo and name from the Business Assets used in the FD Business within three months following the Closing (provided this period shall be extended as necessary so that BUYER need not repack any Inventory).

b)	All agreements within SELLER’s Group, including those listed in Schedule 17, shall automatically be terminated without any costs, breakage costs or termination fee.

c)	Upon reasonable request, each party shall take all appropriate action, do or cause to be done all things necessary or proper, and execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement, and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement, and the Ancillary Agreements.

SELLER agrees to provide, on a timely basis, BUYER with VAT or similar tax related documentation reasonably requested by BUYER and to use reasonable efforts to facilitate BUYER reporting the transaction.

d)	SELLER has appointed, at its sole cost and expense, Mazard to prepare the Audited Accounts as of the Base Date in accordance with IAS rules consistently applied. SELLER agrees to fully cooperate with BUYER to obtain the audit so that it is completed as soon as reasonably possible after the Date of this Agreement.

e)	BUYER acknowledges that SELLER may propose alternative solution in terms of transfer of title of any of the Fixed Assets. In that case, BUYER shall pay to SELLER all savings on dismantling, removal and transportation of such Fixed Assets from the Barcelona Plant to BUYER’s facility. In such event, both Parties agree to collaborate in good faith in order to calculate such savings.

ARTICLE 10. GENERAL PROVISIONS

a)	Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, brokers, finders or investment bankers, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

b)	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be give or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by internationally recognized courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses set out in the first page of this Agreement and hereafter (or at such other address for a Party as shall be specified in a notice given in accordance with this Article:

(1)	if to the BUYER:
Attention: President
620 Lesher Place, Lansing, MI 48912, USA
Fax: 517-372-0108

(2)	if to the SELLER:
Allée de la Recherche 60, 1070 Brussels, Belgium
Attention: Corporate General Counsel
Fax: + 32 (0)2-559-9491

c)	Public Announcements

BUYER and SELLER shall work together in good faith to attempt to agree on the content and the timing of any press release or public announcement in respect of this Agreement, except as required by law or by competent regulatory authorities (including stock exchange authorities) or as permitted by this Agreement. Except as otherwise permitted by this Agreement, BUYER acknowledges that SELLER must consult with the European and local Work Councils in accordance with applicable Spanish labour law before any other release or public announcement is made and therefore any breach of this provision may irreparably harm UCB’s interests in the Barcelona plant as well as affect the proper performance of SELLER’s obligations under the Transaction Documents.

d)	Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement or any clause thereof.

e)	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

f)	Entire Agreement

(1)	This Agreement, together with the Ancillary Agreements, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the SELLER and the BUYER with respect to the subject matter hereof and thereof, including the Secrecy Agreement dated January 26, 2004.

(2)	All Schedules provided for herein and the documents and instruments delivered hereunder are expressly made a part hereof as though fully set forth herein, and all references to this Agreement shall be deemed to refer to and include all such Schedules and instruments. Any breach or a default under any provision of any such document or instrument shall for all purposes constitute a breach of or a default under this Agreement.

g)	Assignment

Neither the BUYER nor the SELLER may, save as set out below, without the prior written consent of the SELLER (in the case of assignment by the BUYER) or the BUYER (in the case of assignment by the SELLER), assign the benefit of all or any of the obligations of any other party under this Agreement.

Except as otherwise expressly provided in this Agreement, the Agreement and the Ancillary Agreements or the agreements to be entered into pursuant to this Agreement (collectively, “Transaction Documents”), either the BUYER or the SELLER may, without the consent of any other party, assign to an Affiliate the benefit of all or any of the other parties’ obligations under the Transaction Documents and on any such assignment, each of the parties undertakes that it will perform its obligations under the Transaction Documents in favour of such assignee and such assignee shall be entitled to claim under the relevant Transaction Documents in respect of the assigned rights, provided that if the assignee ceases to be an Affiliate of the BUYER, the assignee shall reverse such assignment to the relevant assignor; and provided further the assignor shall at all times remain liable for performance of all obligations under this Agreement.

h)	Amendment; Waiver

This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the SELLER and the BUYER. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

i)	Governing law; Jurisdiction & Venue

The validity, interpretation and performance of the Agreement shall be governed by, and construed in accordance with the laws of the State of New York. All disputes arising out of or in connection with this Agreement, if not amicably settled, shall be submitted to arbitration in accordance with the arbitration rules contained in attached Schedule 18. The Parties agree that any action shall be brought in the U.S. District Court for the Southern District located in New York City, New York. The Parties consent to jurisdiction and waive all claims of improper venue and forum non-conviens.

j)	The Parties agree that this Agreement has been jointly drafted and that neither party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

k)	This Agreement shall be binding upon and inure to the benefit of BUYER and SELLER and their respective successors and permitted assigns.

l)	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties containing either an original signature or a copy sent by facsimile. The Parties agree that signatures on this Agreement, as well as any other documents to be executed pursuant to this Agreement, may be delivered by facsimile in lieu of an original signature, and the Parties agree to treat facsimile signatures as original signatures.

m)	SELLER agrees that the FD Business is unique and not available on the open market and SELLER’s default or failure to perform any of the terms of this Agreement will cause irreparable harm to BUYER for which money damages would not be an adequate remedy. For those reasons, SELLER agrees that, in addition to any other remedy available to it, BUYER shall be entitled to a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorised representatives.

Done in two copies, each party having received its copy.

NEOGEN CORPORATION		UCB S.A.

/s/ James L. Herbert		/s/ Roch Doliveux
Name:	James L. Herbert	Name:	Roch Doliveux
Title:	President	Title:	CEO
Date:	July 1st 2005	Date:	July1st, 2005

UCB PHARMA S.A.

/s/ Luc Missorten
		Name:	Luc Missorten
		Title:	_CFO
		Date:	July 1st, 2005